Exhibit 99.1

Mentari Therapeutics Announces $200 Million Private Placement for Migraine Prevention Pipeline

WALTHAM, Mass., July 22, 2026 – Mentari Therapeutics, Inc. (“Mentari”), a privately-held biotechnology company developing therapies for migraine prevention, today announced a $200 million private placement to leading healthcare investors. The proceeds from the private placement will enable the continued development of Mentari’s pipeline of targeted biologics aimed at improving outcomes for people living with migraines.

Key transaction details for the private placement include:

●	The additional $200 million private placement consisted of common stock and pre-funded warrants to purchase common stock (the “Private Placement”).

●	Investors include Fairmount, ADAR1 Capital Management, Venrock Healthcare Capital Partners, Sirenia Capital Management LP, Janus Henderson Investors, Blackstone Multi-Asset Investing, RTW Investments, Deep Track Capital, Vivo Capital, Commodore Capital, BB Biotech, and other leading healthcare investors.

●	The financing, based on current plans, extends Mentari’s cash runway into 2029 and through phase 2a readout on each of the two PACAP-targeted lead programs, including MT-002. Additionally, it supports the clinical development of Mentari’s broader migraine prevention pipeline.

●	The Private Placement is expected to close immediately prior to the completion of Mentari’s merger with InMed Pharmaceuticals, Inc. (Nasdaq: INM) (the “Merger”) and concurrently with the previously announced $290 million private placement (the “Initial Private Placement”). The combined company will continue to operate under the Mentari Therapeutics name and trade on the Nasdaq Capital Market under a new ticker symbol.

●	Following the completion of the Merger, the Initial Private Placement and the Private Placement, the estimated total number of shares of common stock outstanding of the combined company on an as-converted / as-exercised basis is expected to be approximately 601,195,812.

Jefferies, TD Cowen, Stifel and Guggenheim Securities, are acting as the placement agents.

About Mentari Therapeutics

Mentari Therapeutics is a biotechnology company developing therapies for the prevention of migraine to deliver freedom from this debilitating and undertreated neurological condition that affects more than 1 billion people globally. Mentari’s lead programs target PACAP, a newly validated target that is mechanistically independent from CGRP, one of the first migraine targets to yield clinical and commercial success. Mentari’s pipeline includes MT-001, an anti-PACAP monoclonal antibody designed for convenient subcutaneous dosing, and MT-002, an anti-CGRP and anti-PACAP bispecific antibody designed to inhibit these complementary pathways with potential to deliver superior outcomes for people with incomplete response to CGRP-targeted therapies. The company’s programs were discovered by Paragon Therapeutics. Mentari is based in Waltham, MA. For more information, visit mentaritx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the proposed merger of InMed Pharmaceuticals Inc. (“InMed”) and Mentari Therapeutics, Inc. (“Mentari”) and related private financing; the expected timing, completion and anticipated benefits of the merger and private financing; the expected proceeds from investors in the private financing; expectations regarding the use of proceeds, the sufficiency of resources to support the advancement of Mentari’s pipeline through certain milestones and the time period over which resources will be sufficient to fund Mentari’s anticipated operations; the combined company operating under the name Mentari Therapeutics, Inc.; the anticipated timing of regulatory filings for, and the development, potential benefits and therapeutic potential of, MT-001 and MT-002; and the strategy, plans, objectives and leadership of Mentari and the combined company. Words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “potential,” “will” and similar expressions identify forward-looking statements. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including, among others: the risk that the merger may not be completed on the anticipated timeline or at all; the failure to obtain the required InMed shareholder and Mentari stockholder approvals or to satisfy other closing conditions, including effectiveness of the registration statement on Form S-4; the risk that any concurrent financing is not completed on the expected terms or at all; risks relating to the redomestication, reverse stock split and Nasdaq continued-listing requirements; risks inherent in preclinical and clinical development, the regulatory review and approval process and commercialization of product candidates; and the other risks described in InMed’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and applicable Canadian securities regulators, including the Form S-4 and the proxy statement/prospectus and management information circular relating to the merger. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on them as predictions of future events. Except as required by law, neither InMed nor Mentari undertakes any obligation to update any forward-looking statement.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Without limiting the foregoing, this press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities in connection with any private placement or other financing by Mentari or InMed. Any such securities have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an applicable exemption therefrom.

Important Additional Information About the Merger and Where to Find It

In connection with the proposed merger, InMed has filed with the SEC a registration statement on Form S-4 that includes a preliminary proxy statement/prospectus of InMed and a management information circular and will file other relevant documents with the SEC and applicable Canadian securities regulators. The Form S-4 has not yet become effective. After the Form S-4 is declared effective, InMed will mail a definitive proxy statement/prospectus and management information circular to its shareholders and to Mentari’s stockholders. INVESTORS AND SECURITYHOLDERS OF INMED AND MENTARI ARE URGED TO READ THE FORM S-4, THE PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS) AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT INMED, MENTARI, THE MERGER AND RELATED MATTERS. Investors and securityholders may obtain free copies of these documents (when available) through the SEC’s website at www.sec.gov, on SEDAR+ at www.sedarplus.ca, or from InMed at inmedpharma.com/investors.

Participants in the Solicitation

InMed, Mentari and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from InMed’s shareholders and Mentari’s stockholders in connection with the proposed merger. Information regarding InMed’s directors and executive officers and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in InMed’s most recent annual report [on Form 10-K / Form 40-F, as applicable] and its other filings with the SEC and on SEDAR+. Additional information regarding the participants and their interests is or will be contained in the proxy statement/prospectus and management information circular and other relevant materials filed or to be filed with the SEC and Canadian securities regulators. These documents may be obtained free of charge as described above.

Media Contact
Lia Dangelico
Deerfield Group
lia.dangelico@deerfieldgroup.com
540-303-0180